Exhibit 10.2

MASTER AGREEMENT

dated as of

February 6, 2002

among

National Association of Securities Dealers, Inc.

The Nasdaq Stock Market, Inc.

American Stock Exchange Membership Corporation

Nasdaq Financial Products Services, Inc.

and

American Stock Exchange, LLC

MASTER AGREEMENT

This Master Agreement, dated as of February 6, 2002 (Effective Date), is made by and among the National Association of Securities Dealers, Inc., a Delaware nonprofit corporation with its principal place of business located at 1735 K Street, N.W., Washington, DC 20006 (NASD), The Nasdaq Stock Market, Inc., a Delaware corporation with its principal place of business located at One Liberty Plaza, 165 Broadway, New York, New York 10006 (Nasdaq), and the American Stock Exchange, LLC, a Delaware limited liability corporation with its principal place of business located at 86 Trinity Place, New York, New York 10006 (Amex) (NASD, Nasdaq and Amex are collectively referred to herein as the Parties and individually as a Party), and, for certain provisions, the American Stock Exchange Membership Corporation, a New York Type A not-for-profit corporation with its principal place of business located at 86 Trinity Place, New York, New York 10006 (Old Amex) and Nasdaq Financial Products Services, Inc., a Delaware corporation (Nasdaq FPS) (collectively, with the Parties, the Participants).

RECITALS

WHEREAS, in 1998, pursuant to the Transaction Documents, among other things, (i) Amex acquired substantially all the assets of and assumed certain liabilities of Old Amex in consideration for a Class A membership interest in Amex, and (ii) the NASD and NASD Market Holding Company (later known as The Nasdaq-Amex Market Group, Inc. (Market Group)) made commitments to Amex, including, without limitation, subject to certain conditions, that specific technology and related services would be provided to Amex, all as specified in the Transaction Documents;

WHEREAS, the Market Group no longer exists and: (i) the NASD’s interest in the Market Group has been transferred to New NASD Holding Company, Inc (New Holdco); and (ii) the NASD has assumed any remaining obligations of the Market Group;

WHEREAS, the NASD and Nasdaq, formerly a wholly-owned Subsidiary of the NASD, have taken corporate actions to restructure and recapitalize Nasdaq through:  (i) a two phase private placement of Nasdaq securities  with the first phase closing on June 28, 2000 and the second phase closing on January 18, 2001; and (ii) the sale and issuance of $240 million convertible subordinated debentures of Nasdaq to Hellman & Friedman Capital Partners IV, L.P. and certain of its affiliated limited partnerships, the proceeds from which were used to repurchase shares of Nasdaq common stock owned by the NASD; and the result of which is that Nasdaq is no longer a wholly-owned Subsidiary of the NASD;

WHEREAS, the NASD, Nasdaq and Amex now intend to provide for certain transfers of Nasdaq Technology to Amex and enter into certain business arrangements; and

WHEREAS, the Participants wish to govern their ongoing relationships as of the Effective Date by the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and for good and valuable consideration, the Participants, hereby agree as follows:

ARTICLE 1

Definitions and Construction.

Section 1.01   Defined Terms.  Capitalized terms  that are not otherwise defined herein shall have the meanings ascribed to them in the  Transaction Agreement (as hereinafter defined). The following terms, as used herein, shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such specified Person. It is understood, however, that none of the NASD, Nasdaq or any Person directly or indirectly Controlled by Nasdaq shall be considered an Affiliate of Amex; none of the NASD, Amex or any Person directly or indirectly Controlled by Amex shall be considered an Affiliate of Nasdaq; and none of Nasdaq, any Person directly or indirectly Controlled by Nasdaq, Amex or any Person directly or indirectly Controlled by Amex shall be considered an Affiliate of the NASD.

“Agreement” means this Master Agreement by and among the NASD, Nasdaq, Amex, Old Amex and Nasdaq FPS and any exhibits to this Agreement and all references to this Agreement will include the exhibits, and any attachments thereto.

“Amex” means the American Stock Exchange, LLC.

“Assets” means any and all assets, properties and rights owned by a  Participant, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or variable.

“Business Day” means any  Monday, Tuesday, Wednesday, Thursday or Friday on which Amex and Nasdaq are open for trading and on which banking institutions in the State of New York are not authorized or obligated by Law to close.

“Confidential Information” means any information received from a Participant, either orally or in writing (hard copy or electronic) prior to or after the Effective Date, relating to the business, affairs, operations or customers of such Participant including, but not limited to, information that relates or refers to: business planning; internal controls; computer, data processing, or communications architectures or systems; electronic data processing architectures, applications, programs, routines, or subroutines; business affairs and methods of operation or proposed methods of operation, techniques or systems of a Participant or any customer of a Participant or financial or other information.  Notes, documents, summaries, analyses or reports which are prepared from Confidential Information to the extent such items specifically incorporate, refer to, or relate to Confidential Information are themselves deemed to be Confidential Information.  Notwithstanding the foregoing, Confidential Information will not include information that the Participant receiving the information can demonstrate is or was: (i) revealed to such Participant on a non-confidential basis prior to its disclosure by the other Participant, (ii) publicly known other than by the breach of this Agreement or by breach of any other agreement or obligation between or among the Participants hereto and/or any of their respective Affiliates or Representatives relating to confidentiality, or (iii) lawfully acquired on a non-confidential basis or independently developed by a Participant who did not have access to any such Confidential Information, or on behalf of a Participant by Persons who did not have access to any such Confidential Information.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Domestic” means the geographic areas including, but not limited to, dependencies, possessions, protectorates and territories over which the sovereignty of the United States extends.

“ETF” means an exchange traded  fund.  ETFs are actively traded on an exchange and are continually repriced to reflect the results of commercial transactions involving them. This is in contrast to mutual funds that are only priced once at the close of each Business Day.  For purposes of this Agreement, ETF does not include QQQ.

“Foreign” means any geographic area including, but not limited to, any dependency, possession, protectorate or territory that is not under the sovereignty of the United States.

“Governmental Entity” means any government or political subdivision thereof, whether federal, state, local or foreign, any agency or instrumentality of or chartered by any such government or political subdivision, any court, commission, board, tribunal (including arbitration tribunal) or judicial authority thereof.

“Hardware” means the hardware listed on an Exhibit to the Technology Transition Agreement.

“Indemnifying Participant” means a Participant that is obligated to provide indemnification pursuant to Article 3 of this Agreement.

“Indemnitee” means a Person that is entitled to seek indemnification pursuant to Article 3 of this Agreement.

“Intellectual Property” means any and all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); invention disclosures; mask works; copyrights, and copyright applications and registrations; trademarks, service marks, service names, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, and all other intellectual property under the laws of any country throughout the world.

“Interest” means the prime commercial rate as announced from time to time by JPMorgan Chase & Co. at its principal office in the United States plus one percent per annum.

“Law” means any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Entity.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means any Liability, loss, damage, claim, charge, action, proceedings, deficiency, payments, interest, penalty, costs and expenses (including reasonable attorney’s fees).

“Market Group” means The Nasdaq-Amex Market Group, Inc., originally incorporated under the name NASD Market Holding Company.

“Material Adverse Effect” means a material adverse effect on the business, property, Assets, Liabilities, operations, condition (financial or otherwise) or prospects of a Participant and its Subsidiaries taken as a whole.

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Nasdaq FPS” means Nasdaq Financial Products Services, Inc.

“Nasdaq Technology” means all the Software, Hardware, data or information, and/or services as set forth herein to be provided to Amex as set forth in the Technology Transition Agreement.

“New Holdco” means the New NASD Holding Company, Inc.

“Old Amex” means the American Stock Exchange, Inc.

“Participants” means NASD, Nasdaq, Amex, Old Amex and Nasdaq FPS collectively.

“Parties” means, collectively, NASD, Nasdaq, and Amex.

“Person” means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated association, any other entity, or a government or any department or agency or other unit thereof.

“QQQ” which is otherwise known as the Nasdaq-100 Index Tracking Stock represents undivided ownership interests in the Nasdaq-100 Trust, Series 1. The Nasdaq-100 Trust, Series 1 is a unit investment trust designed to closely track the price and yield performance of the stocks of the companies that comprise the Nasdaq-100 Index. Nasdaq FPS is the sponsor of the Nasdaq-100 Trust and must exercise its fiduciary duties to the Nasdaq-100 Trust in its performance of this Agreement.  The Nasdaq 100-Trust, Series 1 trades on the Amex under the symbol “QQQ” and has a minimum trading unit of 1 Share of Nasdaq-100 Index Tracking Stock.

“Related Documentation” means, with respect to the Software, Systems and Hardware and related tools and utilities that are provided to one Party by another Party pursuant to the Technology Transition Agreement, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information, to the extent it exists in the possession of the providing Party, and that the receiving Party reasonably requires for the purposes for which the Software, Systems and Hardware and related tools and utilities are provided.

“Representatives” means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Software”  means the set of programs (object code, and if so noted in the  Technology Transition Agreement, source programs)  and Related Documentation in whatever form or media, required to be provided under the provisions of the Technology Transition Agreement by one Party to another Party.

“Standardized Options” means, collectively, any options issued or cleared through The Options Clearing Corporation or its successor or standardized options in securities (including American Depositary Receipts or their equivalent) issued or cleared by another equivalent clearing corporation.

“Stipulation of Settlement” means the stipulation of settlement, dated November 24, 1998, and final order and judgment in Philipson v. American Stock

Exchange, Inc., et al, United States District Court for the Southern District of New York, 98 Civ. 4219 (DC).

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body.

“Systems” means the Software, Hardware and related tools, utilities and equipment, collectively, used by a Party to perform the Technology Transition Agreement.

“Technology Agreement” means that certain Technology Transfer and Development Agreement, dated as of October 30, 1998, among Amex, NASD, Market Group and Old Amex, including all exhibits and schedules thereto.

“Technology Transition Agreement” means that certain  Technology Transition Agreement, dated as of the date hereof, among  NASD, Nasdaq, and Amex, including all exhibits and schedules thereto.

“Third-Party Claim” means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than a Participant or its respective Affiliates which gives rise to a right of indemnification hereunder.

“Transaction Agreement” means that certain Transaction Agreement, dated as of May 8, 1998, among NASD, Market Group, Amex and Old Amex and each of its subsidiaries, including all exhibits and schedules thereto, as amended as of October 30, 1998, including all exhibits and schedules thereto, and as further amended by the Stipulation of Settlement.

“Transaction Documents” means collectively, (i) the Transaction Agreement, (ii) the Limited Liability Company Agreement of Amex, dated as of October 30, 1998, among Market Group, Old Amex and Amex, and (iii) the Technology Agreement.

“Transferee” means any Person that will receive a transfer of Assets pursuant to Article 2.

“Transferor” means any Person that will make a transfer of Assets pursuant to Article 2.

Section 1.02   Incorporation and References  In this Agreement and the Exhibits to this Agreement:

(1)                                  the Exhibits to this Agreement are hereby incorporated into and deemed part of this Agreement and all references to this Agreement or any other agreements will include the Exhibits, and any attachments thereto;

(2)                                  references to an Exhibit, Section or Article will be to such Exhibit to, or Section or Article of this Agreement, unless otherwise provided;

(3)                                  references to days will mean calendar days unless otherwise provided;

(4)                                  references to any Law will mean references to such Law in changed or supplemented form or to a newly adopted Law replacing a previous Law; and

(5)                                  references to and mention of the word “including” or the phrase “e.g.” will mean “including, without limitation.”

Section 1.03   Headings.  The Article and Section headings, Table of Contents and Table of Exhibits are for reference and convenience only and will not be considered in the interpretation of this Agreement.

Section 1.04   Interpretation of Documents.  Except as otherwise expressly set forth in the body of this Agreement or in any of the Exhibits, in the event of a conflict between the provisions in the body of this Agreement and an Exhibit that expressly relate to the subject of such conflict, the provisions of such Exhibit will prevail.  The words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.05   [Reserved]

Section 1.06   Mutual Release and Discharge.  The Parties and Old Amex hereby acknowledge and agree that on and as of the Effective Date:

(i)            each of the NASD, Amex and Old Amex, for itself, its Subsidiaries, Affiliates, successors in interest and assigns, hereby unconditionally releases and forever discharges Nasdaq, its Subsidiaries, Affiliates, successors, assigns and employees, from all past, present and future claims, Losses, demands, actions and causes of action of any kind or nature, whether known or unknown (collectively, Claims), arising from or relating to the Transaction Documents and from all Claims arising from or related to any relationship of the Parties prior to the Effective Date;

(ii)           Nasdaq, for itself, its Subsidiaries, Affiliates, successors in interest and assigns, hereby unconditionally releases and forever discharges the NASD, Amex and Old Amex, their respective Subsidiaries, Affiliates, successors, assigns and employees, from all past, present and future Claims arising from or relating to the Transaction

Documents and from all Claims arising from or related to any relationship of the Parties prior to the Effective Date; and

(iii)          each of Amex and Old Amex for itself, its Subsidiaries, Affiliates, successors in interest and assigns, hereby unconditionally releases and forever discharges the NASD, its Subsidiaries, Affiliates, successors, assigns and employees, from any past, present and future Claims arising directly and solely from the provision of technologies and services by Nasdaq specified in the Technology Transition Agreement (excluding AmexOnline).  Further, to the extent that performance by Nasdaq of the Technology Transition Agreement would fulfill the NASD’s or Market Group’s obligations under the Technology Agreement (the Obligations), each of Amex and Old Amex, for itself, its Subsidiaries, Affiliates, successors, in interest and assigns, hereby unconditionally releases and forever discharges the NASD, its Subsidiaries, Affiliates, successors, assigns and employees from any past, present, and future Claims arising directly and solely from the Obligations under the Technology Agreement.  *****.

The Parties and Old Amex also hereby ratify NASD’s assumption, and its agreement to be bound by, to comply with and to timely pay, perform and/or discharge all Liabilities and obligations of Market Group under the  Transaction Documents.

ARTICLE 2

Transfer of Assets and Related Services

Section 2.01   Provision of  Technology.  The provision of Nasdaq Technology among the Parties will be governed by the terms and conditions of the  Technology Transition Agreement among the Parties, a copy of which is attached hereto as Exhibit D.

Section 2.02   Transfer Documents.  Each Party hereto agrees to deliver to the other Parties hereto on a timely basis, without any additional consideration, such other documents, instruments, certificates and agreements as may be reasonably requested by any of such other Parties hereto in connection with the transactions contemplated hereby and to take such further action as may be reasonably necessary to carry out the provisions hereof, including without limitation, the delivery and execution of appropriate transfer instruments.

Section 2.03   Trading Rights.

Section 2.03.1  Options.  ****

*****  Confidential Treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

Section 2.03.2  ETFs.  Nasdaq agrees that, until *****, neither Nasdaq nor any of its Affiliates will list shares in any ETF that, as of the Effective Date : (i) is listed on the Amex; or (ii) Amex or its issuers have publicly announced will be listed on the Amex.  Through ****, neither Nasdaq nor any of its Affiliates will, consistent with its contractual obligations existing on the Effective Date, discriminate against Amex in the licensing of trading rights to Domestic ETFs, and if Nasdaq or any of its Affiliates licenses Domestic trading rights to an ETF to a third party, Nasdaq or its applicable Affiliate will also make available to Amex a non-exclusive license to trade such ETF Domestically at a reasonable and usual commercial rate.

Section 2.03.3  QQQ.  Nasdaq and the QQQ Trust shall grant to Amex, pursuant to the License Agreement attached hereto as Exhibit E, a license to continuously: (i) list exclusively and, on a non-exclusive basis, trade and market QQQ Domestically until ****; and (ii) list, trade and market, QQQ in each Foreign region until ****, on a non-exclusive basis beginning on ****, provided, however, that in Asia such license shall begin on  ****.  For purposes of  Sections 2.03.3 and 2.03.4 herein, ****.

Section 2.03.4  Annual Fees.  Beginning in calendar year 2002, Amex will pay an annual fee of up to $5.5 million to Nasdaq for the right to list, trade and market QQQ.  This fee will be calculated as follows:

Section 2.03.4.1  Domestic.  This annual fee will include Amex’s payment of $4.5 million to Nasdaq for the right to list, trade and market QQQ Domestically. ****.

Section 2.03.4.2  International.  In addition to the $4.5 million Domestic annual fee, Amex will pay an additional annual fee of $500K to Nasdaq for the right to trade QQQ in Foreign regions.  Amex will begin paying this $500K additional annual fee upon its registration of QQQ for listing on any market in a  Foreign region.  Although this annual fee will be paid quarterly by Amex on a prorated basis, Amex will adjust the amount of its payment in the last quarter of each year to ensure that it has paid the entire $500K fee to Nasdaq on an annual basis.  If Amex does not trade QQQ in any market in a foreign region, it will no longer be liable to Nasdaq for the payment of this fee, provided, however, that if Amex lists or trades QQQ in any market in a Foreign region for at least one day in any quarter, Amex will remain liable to pay the entire quarterly fee to Nasdaq for such listing.  Amex may also be liable to Nasdaq for the payment of another $500K annual fee, in addition to the $500K annual fee payable when QQQ becomes registered to trade on any market in a Foreign region, for the right to trade QQQ internationally. Amex will be required to pay this second $500K annual fee to Nasdaq, if, at the total annual fee of $5 million for the right to trade QQQ

*****  Confidential Treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

Domestically and in any market in a Foreign region, Nasdaq is still able to certify that *****

Section 2.03.5  Payment Procedures.  Nasdaq will invoice Amex quarterly for any  fees that Amex owes Nasdaq for the right to list, trade or market ETFs and QQQ in accordance with the procedures set forth in Article 13 herein.

Section 2.03.6  Reasonable Arrangements for Listing QQQ Internationally and Provisions for the Payment of Costs.  Amex shall pay all fees and expenses necessary to obtain the right to list QQQ in any Foreign region.  In addition, Amex shall reimburse Nasdaq for all reasonable expenses incurred by Nasdaq in connection with such listing, including, but not limited to, Nasdaq’s reasonable outside legal and other professional fees related to the filing by Nasdaq of all related applications and the obtaining by Nasdaq of all licenses, permits, consents and approvals required by applicable Governmental Entities. Nasdaq will use its best commercially reasonable efforts to facilitate the Amex’s right to list QQQ in any Foreign region within a reasonable time frame.  Amex will also be responsible for the payment of any incremental fees or expenses, including reasonable outside incremental legal and other professional fees, incurred by Nasdaq in addition to the normal fees and related expenses required to obtain permission to list QQQ in any Foreign region, if Nasdaq incurred such additional fees or expenses due to Amex’s failure to provide reasonable advance notice to Nasdaq of Amex’s intent to obtain the right to list QQQ in that region.  If Amex reimburses Nasdaq for such costs, and then begins listing QQQ in such Foreign region, Amex will then have the exclusive right to list QQQ in that Foreign region for a period of **** from the date that Amex reimbursed Nasdaq for the costs that Nasdaq incurred in obtaining Amex’s right to list QQQ in that region.  If, however, Amex reimburses Nasdaq for such costs, and then refrains from listing or trading QQQ in such Foreign region, Amex will then have the exclusive right to list QQQ in that Foreign region for a period of **** from the date that Amex reimbursed Nasdaq for the costs that Nasdaq incurred in obtaining Amex’s right to list QQQ in that Foreign region.  Upon the expiration of this **** period, Nasdaq may then: (i) reimburse Amex for the fees and expenses paid by Amex to obtain the right to list QQQ in that Foreign region; and (ii) begin listing QQQ in that region.  If Nasdaq  obtains the right to list QQQ in such Foreign region subsequent to any exclusivity period for Amex, then the parties will equally share the costs incurred by both parties for the right to list QQQ in that Foreign region.

Section 2.04   Globe Logo.  NASD and Amex will assign all of their respective rights, interests, and all related goodwill in the Globe logo, and any and all works based upon, derived from, or incorporating the Globe logo, as well as all causes of actions, claims and demands or other rights for, or arising from any infringement, including past

*****  Confidential Treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

infringement, of the Globe logo (the Logo) to Nasdaq at no cost to Nasdaq.  A drawing of the Logo is attached hereto as Exhibit F.  Nasdaq will have no obligation to: (i) reimburse NASD and Amex for any costs that NASD and Amex  incurred in the development, use, and assignment of this Logo; or  (ii) continue to allow NASD and Amex to use the Logo once this assignment has become effective. This assignment will become effective for public dissemination no later than December 31, 2001 and is made with no representations or warranties except that neither Amex nor NASD have  previously granted any license to or ownership of the Logo to any other entity.  Each of NASD and Amex will use all commercially reasonable efforts to: (i) stop its current use of the Logo; and (ii) prevent the continued or future use of the Logo in any of their respective materials after the effective date of its assignment, provided, however, that each of NASD and Amex individually agree that it will: (a) promptly notify Nasdaq of any current use of the Globe Logo that it will be unable to discontinue as of the effective date of this assignment; and (ii) undertake all commercially reasonable efforts to cease such use of the Logo as soon as  possible.  If: (i) Nasdaq becomes aware of any continuing use of the Logo by NASD or Amex; and (ii) NASD or Amex has failed to notify Nasdaq of such continuing use, then Nasdaq will notify NASD or Amex of such use and provide NASD or Amex with a reasonable opportunity to cure its infringing use of the Logo. The Parties further agree that all disputes arising from NASD’s or Amex’s failure or inability to terminate its use of the  Logo as of  the effective date of such assignment will first be referred to the Parties’ Program Executives.

Section 2.05   Advertising.  Nasdaq will include the American Stock Exchange corporate identity in all of Nasdaq’s domestic internet, print and television advertising and collateral material for QQQ beginning on January 1, 2002; the American Stock Exchange corporate identity shall be featured prominently and all elements of the logotype should be clearly legible and in conformance with the guidelines for reproduction of the American Stock Exchange logo.  The American Stock Exchange name will not appear in a manner that looks like, or is similar to, the appearance of NASD-required disclosure language in the advertisement, nor will the American Stock Exchange name be positioned in close proximity to the NASD-required disclosure language.  In advance of finalization and publication, Nasdaq will review with Amex all advertisements in the mediums itemized above (with “Greek Text” or its substantive equivalent replacing any creative material that Nasdaq reasonably determines is inappropriate to share with Amex) that will use the Amex name, and will consult Amex on ideas or concerns that they may have about alternate ways to display the Amex name. Nasdaq will continue to reference the American Stock Exchange in its advertising for as long as Amex’s license to trade QQQ remains in effect and Amex pays all licensing fees that are due in accordance with the provisions of Section 2.03.4 herein.  Nasdaq further agrees that when referencing an Amex-listed ETF in its domestic print advertising, domestic direct marketing materials, or on its domestic websites it will indicate that the Amex is a trading venue for the particular ETF; unless, however, Nasdaq reasonably determines in good-faith that such information is irrelevant.  Amex agrees that it will include a reference to Nasdaq, Nasdaq 100 or QQQ in all of Amex’s Family Index Share advertising.  In advance of finalization and publication, Amex will review with Nasdaq all such Family Index Share Advertising (with “Greek Text” or its substantive equivalent replacing any creative material that Amex reasonably determines is inappropriate to share with Nasdaq) that will use the Nasdaq name, and will consult Nasdaq on ideas or concerns that they may have about alternate ways to display the Nasdaq name.

Section 2.06   Approvals.  Each Party agrees to  obtain and maintain all necessary licenses, permits or government approvals as may be necessary for it to perform under this Agreement. Each Party further agrees to cooperate with and assist the other Parties in obtaining and maintaining any such approvals as applicable, to the extent reasonably possible, if: (i) requested to do so by another Party in writing and (ii) without limiting the requesting Party’s obligations under this Agreement.

ARTICLE 3

Indemnification

Section 3.01   Indemnification.  Each Participant agrees to indemnify and hold harmless the other Participants against all Losses that the other Participants may incur by reason of the breach by such Participant of any term, provision, covenant, warranty or representation contained herein, in connection with the performance of such Participant’s obligations under this Agreement or the Technology Transition Agreement and/or any claim, demand, or legal action by a third party related to any of the foregoing.  No Participant shall have any obligation to defend, indemnify or hold harmless any Indemnitee against claims, damages, Losses or expenses to the extent arising from (i) the use of Intellectual Property, Hardware, Software or Systems or information furnished to such Indemnitee in other than its intended manner or (ii) changes to such Intellectual Property, Hardware, Software or Systems or information by or on behalf of the Indemnitee by any entity other than the Participant (including, but not limited to, changes in the operating environment of such Hardware, Software, Systems or Information).  Each Participant further agrees to indemnify and hold harmless the other Participants to this Agreement against any and all claims, damages, Losses and expenses (including reasonable attorneys’ fees) arising from or in connection with any claim, demand or legal action by a third party, related directly to any Indemnitee’s permitted use of any Intellectual Property, Hardware, Software or Systems or information furnished to such Indemnitee by the Indemnifying Participant pursuant to the provisions of this Agreement or the Technology Transition Agreement.

Section 3.02   Indemnification Procedures.

Section 3.02.1  Notice.  If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Participant is obligated under this Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Participant notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 3.02 shall not relieve any Indemnifying Participant of its obligations under this Section 3.02, except to the extent that such Indemnifying Participant is actually prejudiced by such failure to give such notice.  Such notice shall describe such Third-Party Claim in reasonable detail.

Section 3.02.2  Defense of Claims.  An Indemnifying Participant, at its  own expense and through counsel chosen by it(which counsel shall be reasonably acceptable to the Indemnitees), may elect to defend any Third-Party Claim.  If an Indemnifying Participant elects to defend a Third-Party Claim, then, within ten (10) Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party claim so requires), the Indemnifying Participant shall notify the Indemnitees of its intent to do so, and the Indemnitees shall cooperate in the defense of such Third-Party Claim.  The Indemnifying Participant shall pay each Indemnitee’s reasonable out-of-pocket expenses incurred in connection with such cooperation.  The Indemnifying Participant shall keep the Indemnitees reasonably informed as to the status of the defense of such Third Party Claim.  After notice from an Indemnifying Participant to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Participant shall not be liable to such Indemnitees under this Section 3.02 for any legal or other expenses subsequently incurred by such Indemnitees in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitees shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction (Separate Counsel), to represent such Indemnitees in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Participant) if, in such Indemnitees’ reasonable judgment at any time, either a conflict of interest between such Indemnitees and the Indemnifying Participant exists in respect of such claim, or there may be defenses available to such Indemnitees which are different from or in addition to those available to the Indemnifying Participant and the representation of both parties by the same counsel would be inappropriate, and in that event: (i) the reasonable fees and expenses of such Separate Counsel shall be paid by the Indemnifying Participant (it being understood, however, that the Indemnifying Participant shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)); and (ii) each of the Indemnifying Participant and the Indemnitees shall have the right to conduct its own defense in respect of such claim.  If an Indemnifying Participant elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 3.02 within the period of ten (10) Business Days described above, the Indemnitees may defend, compromise, and settle such Third Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder), provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Participant, which consent shall not be unreasonably withheld, conditioned, or delayed.  Notwithstanding the foregoing, the Indemnifying Participant shall not, without the prior written consent of the Indemnitees, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitees of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a Material Adverse Effect on the Indemnitees.

Section 3.02.3  Third-Party Claims.  Except as otherwise noted in the Technology Transition Agreement, if any Participant fails to defend jointly any such Third-Party Claim, the other Participant or Participants shall solely defend such Third-Party Claim and the Participant or Participants failing to defend jointly shall use all commercially reasonable efforts to cooperate with the other Participant or Participants in its or their defense of such Third Party Claim; provided, however, that no Participant may compromise or settle any Third-Party Claim so as to affect any other Participant without the prior written consent of the other appropriate Participant or Participants, which consent shall not be unreasonably withheld, conditioned, or delayed.  All costs and expenses of any Participant in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the Participant that incurs such costs and expenses.  Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the Participants at the conclusion of the defense of such Third-Party Claim.

Section 3.03   Certain Limitations.

Section 3.03.1  Amount.  The amount of any indemnifiable Losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability.  Any Indemnifying Participant hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss.  An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto.  If any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Participant or after an Indemnifying Participant has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Participant the excess (if any) of (a) the sum of the amount theretofore paid by such Indemnifying Participant in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (b) the full amount of such indemnifiable loss or other liability.

ARTICLE 4

Access to Information

Section 4.01   Restrictions on Disclosure of Information.

Section 4.01.1  Limitations and Exceptions.  Each of the Participants hereto (the Receiving Participant) agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information of another Participant (the Disclosing Participant) to any Person, other than to such Affiliates or

Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed.

Section 4.02   Legally Required Disclosure of Confidential Information.  If any of the Participants to this Agreement or any of their respective Affiliates or Representatives asserts that it intends to disclose Confidential Information that is required to be disclosed by Law or applicable process, or is necessary or advisable to be disclosed in order to comply with any applicable statute or governmental rule, regulation, order, directive, policy or stock exchange rule or request, any financial or accounting requirement or any governmental requests for additional information or documents thereunder, such Disclosing Participant shall promptly notify the Participant claiming to own the Confidential Information (the Owning Participant) and shall use all commercially reasonable efforts to cooperate with the Owning Participant so that the Owning Participant may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.02.  All reasonable expenses incurred by the Disclosing Participant in seeking a protective order or other remedy shall be paid by the Participant that claims to own such information as such expenses are incurred by the Disclosing Participant or upon written demand thereof.  If such protective order or other remedy is not obtained, or if the Owning Participant waives compliance with this Section 4.02, the Disclosing Participant or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information which its legal counsel advises is required, necessary, or advisable; (b) use all commercially reasonable efforts to obtain reliable assurance as requested by the Owning Participant that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the Owning Participant with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

Section 4.03   Unauthorized Acts.  Without limiting the other Participant or Participants’ rights in respect of a breach of this Article, the Participant receiving any Confidential Information will:

(1)                                  promptly notify the Disclosing Participant of any unauthorized possession, use or knowledge, or attempt thereof, of the Disclosing Participant’s Confidential Information by any person or entity that may become known to Receiving Participant;

(2)                                  promptly furnish to the Disclosing Participant full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the Disclosing Participant in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of the Disclosing Participant’s Confidential Information;

(3)                                  cooperate with the Disclosing Participant (at the Disclosing Participant’s expense) in any litigation and investigation against third parties deemed necessary by the Disclosing Participant to protect its proprietary rights (such cooperation will not require, nor shall be deemed to be, a violation of any legal privilege); and

(4)                                  promptly use its commercially reasonable efforts (acknowledging that its previous efforts were inadequate) to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

Section 4.04   Return of Confidential Information.  Each Participant agrees that all Confidential Information, including any copies thereof, will be, at the preference of the Owning Participant, either returned to the owner of such Confidential Information or destroyed within ten (10) calendar days of the completion or termination of this Agreement.  Notes and other documents referencing or relating to Confidential Information may be made and kept by the Participants, but will continue to be governed by the provisions of this Agreement until they are destroyed.

Section 4.05   Standard of Care.  The Participants acknowledge the sensitive and secret nature of the Confidential Information they will have access to and agree that they will treat such Confidential Information as strictly confidential and will exercise the same degree of care in the protection of the Confidential Information as they each exercise with respect to their own proprietary property and trade secrets, but in no event less than a reasonable degree of care given the nature of the Confidential Information. Each  Participant  warrants and represents that, except as otherwise permitted by this Agreement, it has not disclosed  any Confidential Information of the other Participants to this Agreement to any third party.

Section 4.06   Intellectual Property.  All Intellectual Property rights associated with the Confidential Information, including without limitation, patent, trademark, copyright, trade secret rights, and moral rights will remain in the Owning Participant, unless otherwise specified in the Technology Transition Agreement.

Section 4.07   Costs.  Each Participant will bear any cost it incurs as a result of its compliance with this Article 4.

ARTICLE 5

Insurance Matters

Section 5.01   Insurance.  During the term of this Agreement and during the period upon which any obligations under the Technology Transition Agreement remain outstanding and any additional period of time that assistance may be provided by the Parties following the termination of the  Technology Transition Agreement or this Agreement, each Party will obtain, at its own expense, and keep in full force and effect professional liability insurance covering the errors and omissions of the Party committed in connection with the Technology Transition Agreement or this Agreement in an amount not less than $*****.  Each Party’s insurance will be written by one or more acceptable

*****  Confidential Treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

insurance companies that are licensed in the states where the Party provides services to the other Parties under the terms of the Technology Transition Agreement or this Agreement.  Acceptable insurance companies must have a policy holder rating (“Best Rating”) of at least an “A-” and be assigned a financial size category of at least a Class VIII as rated in the most recent edition of “Best’s Key Rating Guide.”

Section 5.02.   Insurance Documentation.  Each Party will furnish to the other Parties certificates of insurance evidencing the coverage referenced in Section  5.01 herein prior to the Effective Date. All certificates of insurance will include a provision whereby a minimum of thirty (30) days prior written notice must be received by the other Parties to this Agreement prior to coverage cancellation or material alteration of the coverage by either the Party to this Agreement that has purchased such coverage or the applicable insurer.

Section 5.03   Risk of Loss.  Each Party will be responsible for personal injury, and the risk of loss of, or damage to, its property, unless such loss or damage was caused by the negligence or willful misconduct of another Party or Parties to this Agreement.  All Parties waive their rights of subrogation for personal injury and property loss or damage against the other Parties.

ARTICLE 6

Term and Termination

Section 6.01   Term.  The term of this Agreement will commence on the Effective Date and expire on the date upon which all of the Participants  have fulfilled all of their obligations under the terms of this Agreement and any agreements attached hereto as exhibits.

Section 6.02   Renewal.  The Participants may mutually agree to extend the term of any provision of this Agreement.

Section 6.03   Financial Weakness.  Without limiting any provision of Law, if any Party’s financial condition at any time does not, in the reasonable judgment of any other Party, justify continuance of this Agreement on the terms of payment set forth herein, the Party that is concerned will be entitled to request that the Party about which it is concerned provide it with adequate assurances of its ability to perform its obligations hereunder.  Any dispute between or among the Parties under this Section shall be resolved under the dispute resolution procedures set forth in Article 12 herein.

ARTICLE 7

Non-Indemnification Tax Issues

Section 7.01   Generally.  The fees paid by the Parties for any Nasdaq Technology furnished in their performance of this Agreement or the Technology Transition Agreement will be inclusive of any applicable sales, use, gross receipts, excise, or other taxes attributable to periods on or after the Effective Date based upon or measured by the cost in providing such Nasdaq Technology.  No Party, however, will be responsible for the payment of any tax assessed on the personal property or net income of the other Parties.  To the extent that any sales, use, gross receipts, excise, value-added or services tax is required by Law to be separately identified in billings, the Party issuing the invoice will separately identify such tax.

Section 7.02   Tax Losses.  The Parties agree and acknowledge that: (i) Nasdaq will be entitled to realize $***** of tax loss carry forwards related to the assignment by Market Group of its interest in Amex to New NASD Holding, Inc.; (ii) Nasdaq has paid the NASD $**** for Nasdaq’s use of $**** of losses allocated by Amex to Market Group for the period beginning **** and ending on ****; and (iii) the NASD is required to repay Nasdaq the $**** in cash that Nasdaq paid to the NASD.  To the extent that any of the losses described in clause (i) are (or become) unavailable for use by Nasdaq in the year allocated to Market Group, the NASD shall compensate Nasdaq for the amount of: (a) the losses that are or have become unavailable; and (b) any penalties, interest or similar amounts assessed by any Governmental Entity in connection with any assessment arising from or relating to the unavailability of such losses by transferring an equivalent amount of cash to Nasdaq.

ARTICLE 8

Force Majeure

No Participant will be liable for delay or failure in performance of any of the acts required by this Agreement to the extent this delay or failure arises from circumstances beyond its reasonable control (including, without limitation, acts of God, fire, flood, war, explosion, sabotage, terrorism, embargo, civil commotion, acts or omissions of any government entity, supplier delays, communications or power failure, equipment or software malfunction, or labor disputes). The Participants prevented from performing their obligations under this Agreement by such force majeure event will be excused from such performance for as long as such: (i) force majeure event continues; and (ii) such Participants continue to use their commercially reasonable best efforts to recommence performance of their obligations under this Agreement whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. If the period of non-performance exceeds thirty (30) calendar days, then the Participants to whom the performance is due will each have the right to terminate the

*****  Confidential Treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

provisions of this Agreement affected by such non-performance as to the Participants owing performance upon fifteen (15) calendar days prior written notice.

ARTICLE 9

Ownership

Section 9.01   Documentation.  Each Party will own all reports, summaries, or other documentation that another Party or Parties exclusively creates for it during their performance of  this Agreement.  The Parties may each, however, allow their agents or subcontractors to retain copies of such documentation if such documentation is required in order for such agents or subcontractors to discharge their duties under the terms of this Agreement. The Parties will not be required to reveal their own confidential or proprietary information during their performance of this Agreement unless such information is a material component of the  Nasdaq Technology provided.  The Parties providing such documentation agree to execute any documents and make such further assurances as are reasonably necessary to confirm such ownership by the Party that is provided with such documentation.

Section 9.02   Trademarks.  Except as otherwise set forth herein, each Party will retain all right, title and interest in and to its trademarks and service marks, registered or unregistered, (collectively, the Marks).  Any specific use by one Party of another Party’s Marks will only occur after consultation with, and the written approval of, the owner of the Marks.

ARTICLE 10

Audits

Each Party and the QQQ Trust will have the right to cause an independent third party, during normal business hours, and with reasonable advance notice, to review, copy and perform financial audits of the other Parties’ business and financial records to verify any amounts previously invoiced or reported.  In the event that such audits reveal that amounts invoiced or reported differ by five percent (5%)  or more from the correct amount that should have been invoiced or reported, the Party having submitted incorrect invoices or reports will reimburse the auditing Party or the QQQ Trust (as applicable) for  the reasonable cost of such review and audit and will refund  the amount of any overpayment or remit the amount of any underpayment, if any.  Each Party will, upon request, provide the other Parties and the QQQ Trust with copies of any internal audit reports that the auditing entity produces, or a third party retained by it produces, on any subject that is related to the Parties’ performance of this Agreement, at no cost to the other Parties.

ARTICLE 11

Representations and Warranties

Section 11.01   General Representations and Warranties.  Each Participant hereby represents and warrants to each of the other Participants that:

(a)                                  it is duly organized, validly existing and in good standing under the Laws of the State where it is domiciled;

(b)                                 as applicable, it has all requisite corporate, limited liability company, or other power and authority to execute, deliver and perform its obligations under this Agreement;

(c)                                  the execution, delivery and performance of this Agreement  by the Participant: (i) has been duly authorized by the Participant; and (ii) will not conflict with, result in a breach of or constitute a default under any other agreement to which such Participant is a party to or by which the Participant is bound;

(d)                                 it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its Assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse impact  on the Participant’s ability to fulfill its obligations under this Agreement;

(e)                                  it is, to the best of its knowledge, in compliance in all material respects with all applicable Laws, the violation of which would have a material impact on its or any other Participant’s ability to fulfill its obligations under this Agreement, and has obtained all applicable permits and licenses required of  it in connection with its obligations under this Agreement;

(f)                                    there is no outstanding litigation, arbitrated matter or other dispute to which it is a party which, if decided unfavorably to it, would reasonably be expected to have a Material Adverse Effect on the other Participants’ ability to fulfill their respective obligations under this Agreement;

(g)                                 it has the right, free and clear of any liens or encumbrances to grant the rights and deliver any  technology or services to another Party and perform its obligations under this Agreement.  Further, it warrants and represents that none of the   technology it provides to any other Party will violate any patent, copyright, trade secret, trademark, trade dress, or other intellectual property right of any third party.

(h)                                 it will at all times exercise due care, prudence and diligence in carrying out its duties and responsibilities under this Agreement.

Section 11.02   Specific Warranties.  Old Amex hereby represents and warrants that, as of the Effective Date hereof, its Subsidiaries that existed as of the effective date of the Transaction Documents have all been either dissolved or have become Subsidiaries of Amex.  Nasdaq hereby  warrants and represents that it has the right, through its wholly owned subsidiary Nasdaq FPS, to permit the listing, trading and marketing of QQQ on an exchange in a manner that is consistent with the fiduciary obligations of Nasdaq FPS to the beneficial owners of the QQQ products.

ARTICLE 12

Dispute Resolution

Section 12.01   Dispute Resolution.  Any and all disputes, controversies or claims arising out of, relating to, or in connection with, this Agreement, including any question regarding its existence, validity, breach, scope or termination, including, but not limited to, any  claims arising in tort (Dispute), but specifically excluding any Third-Party Claim for which the Participants may be obligated to indemnify each other pursuant to Article 3 hereof, will be settled in accordance with the procedures set forth in this Article 12.  The Participants will first try to settle any Dispute among themselves.  The Participants will start this process by referring any Dispute to their Program Executives  (as hereinafter defined).  The Participants’ Program Executives will meet within five (5) Business Days  of the receipt by a Participant of written notification  of the existence of such Dispute.  If the Program Executives fail to timely meet or are unable to resolve the Dispute after having made a good faith effort to do so, or if more than five (5) days have elapsed after the Program Executives’ initial meeting to discuss such Dispute, then on the request of any Participant: (i) if the Dispute involves the Parties’ performance under the Technology Transition Agreement it will be referred to the Special Technology Consultant pursuant to the provisions of Section 12.03 herein; or (ii) if any Party to a Dispute involving the Parties’ performance under the Technology Transition Agreement shall determine in its good faith business judgment, that the Dispute has a “special and significant economic impact,” the Dispute shall be referred immediately to “fast track” binding arbitration pursuant to the provisions of Section 12.04 herein. All other Disputes among the Participants shall, on the request of any Participant, be referred first to non-binding mediation pursuant to the provisions of Section 12.02 herein.  Except as to any dispute concerning a Third-Party Claim which has been brought against one or more of the Participants in a court of competent jurisdiction and which is subject to indemnification under Article 3 herein, the Participants agree that the dispute resolution procedures set forth in this Article 12 will be the exclusive method of resolving any Dispute.

Section 12.02   Non-Binding Mediation.  Except as set forth in Section 12.01 herein, the Participants will submit all Disputes to non-binding mediation.  The Participants involved, however, shall have the right to submit any Dispute that has been identified as one that the Participants want to resolve in an expedited manner directly to “fast-track” binding arbitration without first attempting to mediate such Dispute.  The Participants will start the mediation process by filing a Request for Mediation with the American Arbitration Association (AAA). The Request for Mediation must include a brief description of the nature of the Dispute. The appropriate administrative fee must also be submitted to AAA with the Request for Mediation.  AAA will then select a mediator that has experience in the subject matter of the Dispute from its roster of available mediators within ten (10) days and will provide a provide a biographical sketch of the mediator to the Participants.  If the mediator is not reasonably acceptable to all Participants involved in such Dispute, any  Participant involved in the Dispute may request that the AAA replace the mediator with another mediator from the AAA’s roster.  The mediator will then meet with the Participants to resolve the Dispute on the first mutually available date. The mediation will be conducted in accordance with the Commercial Mediation Rules of the AAA.  The Participants may agree in writing upon a time limit for the resolution of the Dispute through mediation, but absent such agreement the mediation shall continue for no more than thirty (30) days from the appointment of the mediator.  If the Participants reach an agreement through mediation, they will put the terms of their agreement in writing and execute and exchange releases of claims.  If: (i) the mediator is unable to resolve the Dispute within the time limit agreed upon in writing by the Participants;  or (ii) any Participant to the mediation is dissatisfied with the results of such mediation, then any Participant to the Dispute may demand that the Dispute  be referred to “fast track” binding arbitration pursuant to the procedures set forth in Section 12.04 herein. The Participants will share equally in the cost of any mediation initiated pursuant to this Section 12.02.

Section 12.03   Special Technology Consultant.  The Parties will mutually agree upon a special technology consultant (Special Technology Consultant) who has significant personal experience and knowledge of the securities industry and the technical systems that are used by companies in such industry. Any individual selected by the Parties to act as the Special Technology Consultant will immediately disclose any conflict of interest that could have an impact upon his judgment in fulfilling his responsibilities as the Special Technology Consultant.  Each Party agrees that it will not retain the individual that is serving as the Special Technology Consultant to perform other services, while serving as the Special Technology Consultant, without the prior written approval of the other Parties.  The Special  Technology Consultant will be solely responsible for: (i) monitoring the Parties’ performance under the Technology Transition Agreement; and (ii) resolving all Disputes, by the informal or formal procedures set forth in this Section 12.03, relating to the provision of Nasdaq Technology, except those Disputes that have been identified, in its good faith business judgment, by a Party to this Agreement as having a “special and significant economic impact.”

Section 12.03.1  Procedures.  The Special Technology Consultant may informally resolve any issue or Dispute relating to Nasdaq Technology with the concurrence of the Parties. The Special Technology Consultant may also formally resolve any  Dispute relating to Nasdaq Technology by conducting an arbitration in accordance with such rules as the Special Technology Consultant determines to be applicable.  The arbitration of a technology-related Dispute will be commenced by the simultaneous submission of a statement of claim to the Special Technology Consultant and the opposing Party or Parties at the addresses specified in Section 14.03 herein.  The opposing Party or Parties will then have such period of time as the Special Technology Consultant permits to submit a statement of defense. Within five (5) days of receiving the submission of a statement of claim, any of the opposing Parties may serve a notice on the Special Technology Consultant and the other Parties that it considers the Dispute to have a “special and significant economic impact,” in which case the Dispute shall be resolved under Section 12.04 below. If a Party fails to file a statement of defense within the time limit set forth by the Special Technology Consultant, the Special Technology Consultant may proceed with the arbitration.

Section 12.03.2  Powers.  Unless the Parties at any time agree otherwise, the Special Technology Consultant shall have the power upon the application of any Party or his or her own motion, but in either case only after giving the Parties a reasonable opportunity to state their views, to: (i) take whatever interim or final measures he or she deems necessary, including temporary or permanent injunctive relief and measures for the preservation, protection, conservation, disposal or termination, of any property, license, or things under the control of any Party including the payment and apportionment of damages; (ii) order any Party to produce to the Special Technology Consultant and to the other Parties for inspection, and to supply copies of, any documents or classes of documents in their possession, custody or power which the Special Technology Consultant deems to be relevant; (iii) conduct evidentiary hearings; (iv) conduct any other such inquiries as may, to the Special Technology Consultant, be necessary or expedient; or (v) extend or abbreviate any time limits provided in this section or otherwise agreed upon by the Parties  Any measure, order, or award made by the Special Technology Consultant shall adhere to the terms of this Agreement and the substantive Law of the State of New York. The Special Technology Consultant may award damages in any amount that the Special Technology Consultant determines to be reasonable, including up to three (3) times the amount of damages actually incurred by the Parties that were adversely impacted by another Party’s failure to act in good faith.  The arbitration conducted by the Special Technology Consultant shall be final, conclusive and binding upon the Parties, their successors and assigns. Any arbitration award shall be enforceable against a Party and judgment may be entered thereon in any court of competent jurisdiction. If the Dispute has been designated as having a “special and significant economic impact” and the Special Technology Consultant determines that any Party’s delay in the implementation of the provisions of the Technology Transition Agreement is reasonable or unreasonable, he or she may so opine on the Party’s acts or omissions in dispute and inform the arbitrators that are attempting to resolve any Dispute arising from or related to such delay of his or her opinion.  This notification will set forth the Special Technology Consultant’s justification for determining that such delay was reasonable or unreasonable.

Section 12.03.3  Replacement of Special Technology Consultant.  The initial Special Technology Consultant shall be *****.  The Special Technology Consultant may resign at any time by so notifying the Parties in writing, such resignation to be effective upon appointment of a successor Special Technology Consultant.  The

*****  Confidential Treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

Parties may also remove the Special Technology Consultant at any time by so notifying the Special Technology Consultant in a writing signed by all Parties and may appoint a successor by unanimous written consent.  If the Special Technology Consultant resigns or is removed, or if a vacancy exists for any reason, the Parties will promptly agree upon the successor Special Technology Consultant, but failing such agreement by the Parties, the successor shall be designated by the  AAA upon the request of any Party to this Agreement.  Any Special Technology Consultant appointed by the AAA shall have significant personal experience and knowledge of the securities industry and the technical systems that are used by companies in such industry.

Section 12.04   Arbitration Procedures.  Except as provided in Section 12.03, and except for any Third Party Claim brought in a court of competent jurisdiction by a Third Party for which the Participants may be obligated to indemnify each other pursuant to Article 3 herein, any Dispute not resolved in accordance with Sections 12.01 and 12.02, shall be finally settled by arbitration in accordance with this Section 12.04.  Any arbitration shall be (i) final, conclusive and binding upon the Participants, their successors and assigns, (ii) conducted in New York, New York by three (3) impartial arbitrators acting by majority vote in accordance with the Commercial Arbitration Rules of the AAA (Rules); and (iii) any measure taken, order, or award issued therein shall adhere to the terms of this Agreement and the substantive Law of the State of  New York. If the Participants are unable to resolve any Dispute (other than a Dispute concerning a Third-Party Claim) through the procedures set forth in Section 12.01, 12.02 or 12.03 herein, a Participant hereto may commence proceedings hereunder by delivering a written notice from its Program Executive or such Executive’s designee (the Demand) to the other Participants providing a reasonable description of the Dispute. The Participant initiating the arbitration will forward two (2) copies of the Demand and this Article 12 to the AAA together with the appropriate filing fee. The AAA will promptly send the Participants a list of suitable arbitrators, who have been admitted to practice for at least fifteen (15) years and who are experienced in the arbitration of large, complex commercial disputes, that the AAA has chosen from its National Panel of Commercial Arbitrators upon its receipt of the Demand.  The Participants will then select two (2) impartial arbitrators that are reasonably acceptable to them from the list provided to them by the AAA within five (5) days of their receipt of such list.  The two arbitrators selected by the Participants will then select a third arbitrator from the AAA’s roster that will serve as the chairperson of the arbitration panel (Panel) within five (5) days of their having been selected by the Participants.  If the Participants are unable to agree upon the selection of  arbitrators within such five (5) day period, they will so notify the AAA and the AAA will then promptly select two (2) arbitrators from its National Panel of Commercial Arbitrators.  The two (2) arbitrators selected by the AAA will then appoint the third arbitrator from the AAA’s National Panel of Commercial Arbitrators. The third arbitrator will serve as the chairperson of the Panel.  If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed.  Each Participant shall provide to the other Participants to the Dispute, reasonably in advance of any hearing, copies of all documents which a Participant intends to present in such hearing and each Participant shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions. The nature and extent of such discovery shall be determined by the Participants; provided that, if the Participants cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Participants and the desirability of making discovery expeditious and cost effective.  The Participants further acknowledge and agree that discovery relating to any Dispute that has been submitted for “fast track” arbitration must be completed and the presentation of the Dispute to the Panel must commence no later than thirty (30) days after the appointment of the Panel unless such time period has been extended by the mutual agreement of all of the Participants to this Agreement.  The Participants further agree that the Panel must issue its decision on any Dispute that has been submitted for “fast track” arbitration within sixty (60) days of the appointment of the Panel  unless all of the Participants to this Agreement agree in writing to extend such deadline for good cause shown.  Any award by the Panel must be in writing and shall specify the factual and legal basis for the award.  The Participants hereby agree that monetary damages may be inadequate and in addition to the award of damages the arbitrators may provide whatever interim or final measures they deem necessary, including permanent injunctive relief, which may encompass an award of specific performance, and/or other measures for the preservation, protection, conservation or disposal or termination of any property, license or things under the control of any Party, including the payment and apportionment of damages.  The arbitrators may  award damages in any amount that they determine to be  reasonable.  The arbitrators may also award damages up to three (3) times the amount of damages actually incurred by any Party that was adversely impacted by another Party’s failure to act in good faith.  The Panel shall apportion all costs and expenses of arbitration, including the Panel’s fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Participants as the Panel in its sole discretion deems fair and reasonable.  Any arbitration award shall be binding and enforceable against the Participants hereto and judgment may be entered thereon in any court of competent jurisdiction.

Section 12.05   Damages.  Except as with respect to the provisions set forth in:  Sections 12.03.2 and 12.04 herein that allow the award of up to three times the amount of damages actually incurred due to a Party’s failure act in good faith, in no event may the Panel or the Special Technology Consultant award consequential, special, exemplary or punitive damages. The Panel or the Special Technology Consultant may, however, award consequential damages against any Participant that violates the provisions of Article 4 herein relating to the protection of Confidential Information.

Section 12.06   Continuity of Services.  Each Party acknowledges that the timely and complete performance of its respective obligations pursuant to this Agreement is critical to the business and operations of the other Parties.  Accordingly, in the event of a Dispute between any of the Parties, that arises from or is related to the Parties’ performance of this Agreement, the Parties agree that, absent the award of interim relief by the Special Technology Consultant under Section 12.03.2 or the arbitration Panel under Section 12.04 herein, during the resolution of the Dispute:  (i) they will not interrupt the provision of any technology or services; and (ii) all of the Parties  will continue to so perform their other respective obligations under this Agreement in good faith.

ARTICLE 13

Financial Procedures

Section 13.01   Payment Procedures.  Amex will provide Nasdaq with monthly reports *****.  Nasdaq will review these reports and then invoice Amex  quarterly for fees due from Amex for its right to list, trade and market QQQ and ETFs pursuant to the provisions of Article 2 herein.  Any additional costs or expenses incurred by the Parties in fulfilling their obligations under this Agreement may be allocated among the Parties as they may mutually agree upon.  The format of all reports and invoices will be mutually agreed upon by the Parties.  Each Party will:  (i) review each report or invoice upon its receipt of such document  in order to verify that it contains the correct information and is in the format agreed upon by the Parties; and (ii) pay all invoices not then in dispute within thirty (30) days of its receipt of such invoice. If any Party  disputes the amount of any invoice or the accuracy of any report, it will notify the Party that sent such document of its disagreement within five (5) Business Days of its receipt of such document.  The Parties’ Program Executives will then meet in an attempt to resolve such discrepancies.  If the Parties’ Program Executives are unable to resolve any such disagreement within five (5) Business Days of being notified of the Dispute, then the Party that received the document will pay all amounts not then in dispute. The Parties will then resolve any remaining disagreements through the procedures set forth in Article 12 herein. None of the Parties will have a right of set-off for amounts due or alleged to be due under the terms of this Agreement.  All invoices may be paid by electronic funds transfer.

Section 13.02   Overdue Invoices.  Each Party may charge the other Parties Interest on any undisputed invoices that the other Parties failed to pay within forty-five (45) days of their receipt of such invoice. This Interest may be assessed monthly.

ARTICLE 14

Miscellaneous

Section 14.01   Entire Agreement.  This Agreement and the exhibits to this Agreement, the  Technology Transition Agreement, the drawing of the Globe logo, and the License Agreement constitute the entire agreement among the Participants with respect to the subject matter hereof and supersede all prior written and oral and all contemporaneous written and oral agreements and understandings with respect to the subject matter hereof.

*****  Confidential Treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

Section 14.02   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

Section 14.03   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by express or overnight mail delivered by a nationally recognized air courier (with delivery charges prepaid and a signed receipt confirming delivery is obtainable)  or by  certified mail (postage prepaid, return receipt requested) to the respective Participants or their successors or designees as follows:

(a)           if to Amex:

American Stock Exchange, LLC

86 Trinity Place

New York, New York 10006

Attn:  ***** - Senior Vice President

With, in the case of notice of breach or default, a required copy to:

American Stock Exchange, LLC

86 Trinity Place

New York, New York 10006

Attn:  **** - Associate General Counsel

(b)           if to NASD:

National Association of Securities Dealers, Inc.

1735 K Street, N.W.

Washington, D.C. 20006

Attn:  **** - Chief Administrative Officer

With, in the case of notice of breach or default, a required copy to:

National Association of Securities Dealers, Inc.

1735 K Street, N.W.

Washington, D.C.  20006

Attn:  Office of General Counsel - Contracts Group

*****  Confidential Treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

(c)           If to Nasdaq:

The Nasdaq Stock Market, Inc.

One Liberty Plaza

165 Broadway

New York, New York 10006

Attn:  *****- President

With, in the case of notice of breach or default, a required copy to:

The Nasdaq Stock Market, Inc.

1735 K Street, N.W.

Washington, D.C. 20006

Attn:  Office of General Counsel - Contracts Group

(d)           If to Old Amex:

American Stock Exchange, Inc.

86 Trinity Place

New York, New York 10006

Attn:  **** - Corporate Secretary

With, in the case of notice of breach or default, a required copy to:

American Stock Exchange, Inc.

86 Trinity Place

New York, New York 10006

Attn:  **** - Associate General Counsel

(e)           If to Nasdaq FPS:

Nasdaq Financial Products Services, Inc.

1735 K Street, N.W.

Washington, DC 20006

Attn:  ****

With, in the case of notice of breach or default, a required copy to:

The Nasdaq Stock Market, Inc.

1735 K Street, N.W.

Washington, D.C. 20006

Attn:  Office of General Counsel - Contracts Group

*****  Confidential Treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

or to such other address as the Participant to whom notice is given may have previously furnished to the others in writing in the manner set forth above.  Any notice or communication delivered in person shall be deemed effective on delivery.  Any notice or communication sent by air courier shall be deemed effective on the first business day at the place at which such notice or communication is actually received following the day on which such notice or communication was sent.

Section 14.04   Program Executives.  Each Participant will also appoint a senior  manager (Program Executive) who will serve as the primary representative of that Participant under this Agreement.  Each Participant may, in its sole discretion, change its Program Executive at any time upon notice to the other Participants.  Each Program Executive will: (i) have overall responsibility for managing and coordinating the daily performance of his or her Participant’s obligations under this Agreement; and (ii) be authorized to act for and on behalf of his or her Participant with respect to all matters relating to this Agreement including any amendment thereof.  Notwithstanding the foregoing, a Program Executive may, upon notice to the other Participants, delegate such of his or her responsibilities to such other employees of his or her Participant as the Program Executive deems appropriate.

Section 14.05   Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Participant hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Article 3 (which is intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons).

Section 14.06   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 14.07   Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Participants hereto and their respective legal representatives and successors or assigns.  The Exhibits attached hereto are an integral part of this Agreement and are incorporated into this Agreement and made a part hereof.

Section 14.08   Assignment.  No Participant may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other Participants, which consent will not be unreasonably withheld, conditioned or delayed, provided, however, that any Participant may assign this Agreement to a corporation controlling, controlled by or under common Control with the assigning Participant without releasing the assignor from its obligations under this Agreement. The consent of a Participant to any assignment of this Agreement will not constitute such Participant’s consent to further assignment.  This Agreement will be binding on the Participants and their respective successors and permitted assigns.  Any assignment in contravention of this subsection will be void.

Section 14.09   Change of Control.  At least ninety (90) days prior to the effective date thereof or such fewer number of days as is reasonably practicable, Amex will notify NASD and Nasdaq of any: (i) sale of substantially all of the Assets of Amex, (ii) Person, other than NASD, acquiring more than fifty percent (50%) of the voting securities of Amex, (iii) merger involving Amex; or (iv) substantially similar transaction.

Section 14.10   Independent Contractor.  Each Party and its Representatives, in performing this Agreement, are acting as independent contractors and not as employees or agents of the other Parties. Each Party will provide all insurance coverage required by applicable laws, regulations, or employment agreements, including, without limitation, medical and worker’s compensation. Each Party further represents and warrants that none of the other Parties nor any individual employed by or associated with such Party shall be considered an employee of the other Parties to this Agreement for any purpose whatsoever.  Each Party will be responsible for payment of all unemployment, social security, and other payroll taxes and all benefits of all of its individuals who are engaged in the performance of this Agreement.  If, at any time, any liability is asserted against any Party for unemployment, social security or any other payroll tax related to another Party or any individuals or subcontractors employed by or associated with another Party, then such Party will indemnify and hold harmless the Party that liability is asserted against from any such liability, including, without limitation, any such taxes, any interest or penalties related thereto, and reasonable attorney’s fees and costs.

Section 14.11   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Participant.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Participants hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Participants as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 14.12   Survival Of Provisions. The terms of this Agreement apply to those rights that survive any cancellation, termination, or rescission, namely—Release of Claims (Section 1.06), Access to Information (Article 4), Ownership (Article 9), and any warranties. Payment obligations of one Party to the other arising prior to the cancellation, termination or recession of this Agreement will survive the expiration of termination of this Agreement.

Section 14.13   Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Participant hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 14.14   Amendment.  No change or amendment will be made to this Agreement or with respect to specific provisions of this Agreement except by an instrument in writing signed by each of the Participants affected by such change or amendment.

Section 14.15   Covenant of Further Assurances.  The Participants covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each Participant will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

Section 14.16   Export.  Each Party agrees that it will comply with all applicable export laws and regulations of the United States. Each Party will cooperate with the other Parties in connection the requirements of this Article 14, including promptly furnishing any end-user certificates, affidavits regarding re-export or other applicable certificates or documents.

Section 14.17   Publicity.  Except as otherwise set forth in this Agreement, each Participant will: (i) submit to the other Participants all advertising, written sales promotions, press releases and other publicity matters in which the other Participants’ names or Mark(s) is/are mentioned or which contains language from which the connection of said name or Marks may be inferred or implied (in each instance, including the Marks), and (ii) not publish or use such advertising, sales promotions, press releases or publicity matters without the other Participants’ prior written consent.

Section 14.18   Authorization.  This Agreement will not be binding upon the Participants unless executed by an authorized officer of each Participant.  Amex, Nasdaq and NASD, Old Amex and the Nasdaq FPS and the persons executing this Agreement represent that each such persons are duly authorized by all necessary and appropriate corporate or other action to execute this Agreement on behalf of their respective Participants.

IN WITNESS WHEREOF, each of the Participants has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

American Stock Exchange, LLC (Amex)		National Association of Securities Dealers, Inc. (NASD)

By:	/s/ Salvatore F. Sodano	By:	/s/ Robert R. Glauber

Name: Salvatore F. Sodano		Name: Robert R. Glauber

Title: Chairman and CEO		Title: Chairman and Chief Executive Officer

The Nasdaq Stock Market, Inc. (Nasdaq)		Nasdaq Financial Products Services, Inc. (Nasdaq FPS)

By:	/s/ Richard G. Ketchum	By:	/s/ John L. Jacobs

Name: Richard G. Ketchum		Name: John L. Jacobs

Title: President		Title: Chief Executive Officer

American Stock Exchange Membership Corporation (Old Amex)		American Stock Exchange Membership Corporation (Old Amex)

By:	/s/ Anthony J. Boglioli	By:	/s/ Robert M. Gordon

Name: Anthony J. Boglioli		Name: Robert M. Gordon

Title: Director		Title: Director

American Stock Exchange Membership Corporation (Old Amex)		American Stock Exchange Membership Corporation (Old Amex)

By:	/s/ Edwin S. Crooks	By:	/s/ John T. McGowan

Name: Edwin S. Crooks		Name: John T. McGowan

Title: Chairman		Title: Director